EXHIBIT 99.1

December 18, 2019

Dear Stockholder,

Thank you for your continued investment in Carter Validus Mission Critical REIT II, Inc. We are reaching out to provide you with an update regarding your investment.

Estimated per Share Net Asset Value
On December 17, 2019, the board of directors, or the Board, upon the recommendation of the Audit Committee, which is comprised solely of independent directors, approved an estimated net asset value, or NAV, of $8.65 per share, applicable to all four of our share classes: Class A, Class I, Class T and Class T2. The Board engaged Robert A. Stanger & Co., Inc., or Stanger, an independent third-party valuation firm, to calculate the estimated per share NAV and provide an appraised value on 139 of the 150 properties in our real estate portfolio as of October 31, 2019.
When calculating the estimated NAV, Stanger also considered (i) appraisal reports prepared by a third party other than Stanger on seven properties with valuation dates ranging from June 25, 2019 to September 9, 2019; (ii) the contract purchase price of four properties acquired by the Company on September 19, 2019; (iii) Stanger’s estimated value of our secured notes payable; (iv) Stanger’s estimate of the Advisor’s special limited partner interest pursuant to the Second Amended and Restated Agreement of Limited Partnership of Carter Validus Operating Partnership II, LP, dated as of October 4, 2019 (the "Operating Partnership Agreement"), with respect to net sales proceeds due upon certain transactions that are considered a "Sale" or "Sales" under the Operating Partnership Agreement (the "Advisor Promote"); (v) the Advisor’s adjusted carrying value of our other assets and liabilities; and (vi) the carrying value of our unsecured credit facility. The Audit Committee, pursuant to authority delegated by the Board, was responsible for the oversight of the valuation process, including the review and approval of the methodology used to determine the estimated per share NAV, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuation and appraisals. The Board directed the Audit Committee to review Stanger’s analysis and recommend an estimated per share NAV. The determination of the final estimated per share NAV was at the sole discretion of the full Board.
The aggregate real estate value of CVREIT II’s same-store portfolio, defined as properties owned by CVREIT II as of June 30, 2018, the calculation date of the last estimated per share NAV, and properties acquired in the merger with Carter Validus Mission Critical REIT, Inc., or CVREIT, on October 4, 2019, increased. However, the most recent NAV was impacted by transaction costs incurred and CVREIT debt payoff in connection with the recent merger, distributions in excess of earnings and a change in the value of interest rate swaps.
The table below sets forth the calculation of the decline in the estimated NAV per share from June 30, 2018 at $9.25 to October 31, 2019 at $8.65:

Estimated Per Share NAV, June 30, 2018	$9.25
Change in same-store portfolio real estate	0.13
Merger related costs and CVREIT debt payoff (1)	(0.37)
Distributions in excess of earnings	(0.08)
Change in value of interest rate swaps	(0.08)
Other offsets(2)	(0.20)
Total decline	(0.60)
Estimated Per Share NAV, October 31, 2019	$8.65

(1)
CVREIT debt payoff is for the increase in the credit facility balance outstanding since June 30, 2018, that was paid off at the time of the merger. The credit facility was used for general corporate purposes.

(2)	Other offsets primarily include capital expenditures related to our properties, leasing commissions and acquisition fees related to the four property portfolio acquired on September 19, 2019.

Account Statements
Your account statement for the quarter ended December 31, 2019, will reflect the estimated NAV of $9.25 per share. Your future quarterly account statements, however, will reflect the estimated NAV of $8.65 per share.

Distribution Reinvestment Plan
If you participate in our distribution reinvestment plan, or the DRIP, under which your distributions are reinvested in additional shares of our common stock, your distributions that accrue from December 1, 2019 through December 31, 2019, will be reinvested at $8.65 per share.

Share Repurchase Plan
In accordance with our share repurchase plan, the per share repurchase price is based on the most recent estimated value of the shares. As a result, the Board’s determination of the estimated NAV of $8.65 per share will serve as the repurchase price on the approximate first quarter repurchase date of January 30, 2020.

For More Information
SEC filings, press releases and additional information can be found on our website at www.cvmissioncriticalreit2.com.

Stockholders with any procedure-related questions are encouraged to contact our Investor Support line at 1.888.292.3178.

On behalf of the Board and the management team, I would like to sincerely thank you for your ongoing support and confidence in our Company.

Sincerely,
Michael A. Seton
Chief Executive Officer and President
Carter Validus Mission Critical REIT II, Inc.